------                                              ---------------------------
FORM 4                                                      OMB APPROVAL
------                                              ---------------------------
[ ] Check this box if no                            OMB Number:   3235-0287
    longer subject to                               Expires: December 31, 2001
    Section 16. Form 4                              Estimated average burden
    or Form 5 obligations                           hours per response .... 0.5
    may continue. See                               ---------------------------
    Instruction 1(b).

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    Hollinger Inc.                                Hollinger International Inc. (HLR)            to Issuer
    (See Schedule I for additional                                                                    (Check all applicable)
    reporting persons)
---------------------------------------------------------------------------------------------       Director       X  10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year              Officer      --- Other (Specify
                                                  Person (Voluntary)                            ---- (give title         below)
                                                                                                     below)

                                                                             May 2000                -------------------------------
  Hollinger International Inc.                                            ----------------------------------------------------------
  401 North Wabash Avenue, Suite 740                                      5. If Amendment,    7. Individual or Joint/Group Filing
---------------------------------------------                                Date of Original    (Check Applicable Line)
                 (Street)                                                    (Month/Year)
                                                                                                 ---- Form filed by One
                                                                                                      Reporting Person
                                                                                                  X
                                                                                                 ---- Form filed by More than
  Chicago          Illinois          60611                                                            One Reporting Person
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Secur- 6. Ownership 7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           ities Benefi-       Form:        of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Direct       direct
                                               (Instr.8)                                 End of Month        (D) or       Benefi-
                                  (Month/                                                (Instr. 3 and 4)    Indirect     cial
                                   Day/        ----------------------------------                            (I)          Owner-
                                   Year)         Code V  Amount   (A) or    Price                            (Instr.4)    ship
                                                                  (D)                                                     (Instr.4)

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Class A Common Stock                (2)        X         497,910   D         (3)              (4)                (5)         (5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
                                   INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
                                   UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                                                                     SEC 1474 (3/99)

                                  Page 1 of 8

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-    4. Trans-     5. Number of         6. Date Exer-       7. Title and Amount
   Security                  sion or      action       action        Derivative           cisable and         of Underlying
   (Instr. 3)                Exercise     Date         Code          Securities           Expiration          Securities
                             Price of     (Month/      (Instr. 8)    Acquired (A)         Date                (Instr. 3 and 4)
                             Deriv-       Day/                       or Disposed of       (Month/Day/
                             ative        Year)                      (D) (Instr. 3,       Year)
                             Security                                4, and 5)
                                                                                       ---------------------------------------------
                                                                                       Date    Expira-                Amount or
                                                     --------------------------------- Exer-   tion           Title   Number of
                                                         Code  V     (A)      (D)      cisable Date                   Shares
------------------------------------------------------------------------------------------------------------------------------------
HI Series II                   (3)        (2)              X              1,082,414      (6)                   (7)      (8)
Call Options
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

1. Title of Derivative            8. Price               9. Number of           10. Ownership               11. Nature of
   Security                          of                     Derivative              Form of                     Indirect
   (Instr. 3)                        Deriv-                 Securities              Derivative                  Beneficial
                                     ative                  Beneficially            Security:                   Ownership
                                     Secur-                 Owned at End            Direct (D)                  (Instr. 4)
                                     ity                    of Month                or Indirect (I)
                                     (Instr. 5)             (Instr. 4)              (Instr. 4)

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HI Series II                            (9)                     (10)                     (10)                       (10)
Call Options
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EXPLANATION OF RESPONSES:
See Schedule I attached hereto.

**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                                          HOLLINGER INC.
                                  By: /s/ Charles G. Cowan          June 6, 2000
                                  -------------------------------   ------------
                                  **Signature of Reporting Person      Date
                                          Charles G. Cowan
                                    Vice-President and Secretary



Note. File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                          Page 2
                                                                 SEC 1474 (3/99)

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                THE RAVELSTON CORPORATION LIMITED                 June 6, 2000
                                                                ----------------
                     By: /s/ Charles G. Cowan                          Date
                ---------------------------------
                 **Signature of Reporting Person
                         Charles G. Cowan
                   Vice-President and Secretary


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                          Page 3
                                                                 SEC 1474 (3/99)

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                           /s/ Conrad M. Black                    June 6, 2000
                    --------------------------------            ----------------
                    ** Signature of Reporting Person                  Date
                   The Hon. Conrad M. Black, P.C.,O.C.


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 4
                                                                 SEC 1474 (3/99)

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                          /s/ Barbara Amiel Black                 June 6, 2000
                     --------------------------------           ----------------
                     ** Signature of Reporting Person                Date
                            Barbara Amiel Black

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                          Page 5
                                                                 SEC 1474 (3/99)

                                   SCHEDULE I
                           Explanatory Notes to Form 4


Name and Address of Reporting Person:
        Hollinger Inc. ("HI")
        c/o Hollinger International Inc.
        401 North Wabash Avenue, Suite 740
        Chicago, Illinois 60611

Issuer Name and Ticker or Trading Symbol:
        Hollinger International Inc./HLR

Statement for Month/Year
May 2000

Additional Reporting Persons:

        The Ravelston Corporation Limited ("Ravelston")
        c/o Hollinger International Inc.
        401 North Wabash Avenue, Suite 740
        Chicago, Illinois 60611
        Relationship to Issuer: 10% Owner

        Conrad M. Black ("CMB")
        c/o Hollinger International Inc.
        401 North Wabash Avenue
        Chicago, Illinois 60611
        Relationship to Issuer: Director, Officer and 10% Owner

        Barbara Amiel Black ("Amiel")
        c/o Hollinger International Inc.
        401 North Wabash Avenue
        Chicago, Illinois 60611
        Relationship to Issuer: Director, Officer and 10% Owner
                                via spouse CMB

Explanations:

(1)  (i)     For HI:            10% Owner
     (ii)    For Ravelston:     10% Owner
     (iii)   For CMB:           Director, Officer (Chairman, President and
                                Chief Executive Officer) and 10% Owner

     (iv)    For Amiel:         Director and Officer (Vice President)
                                and 10% owner via spouse CMB.

(2) The disposition of shares of the Company's Class A Common Stock ("Class A Common Shares") occurred on various dates throughout the month of May (with respect to and aggregate of 497,910 Class A Common Shares during such period) in connection with the retraction of Series II Preference Shares ("Series II Shares") issued by HI, the Issuer's parent corporation.

(3) The consideration given for the exchange of each Series II Share was 0.46 of a Class A Common Share.

(4)  (i)     For HI:             23,892,138 Class A Common Shares held directly
                                 by HI, and indirectly via its wholly owned subsidiary 504468 N.B. Inc.

     (ii)    For Ravelston:      23,892,138 Class A Common Shares indirectly via
                                 its control over HI

     (iii)   For CMB:            23,892,138 Class A Common Shares via his
                                 control over Ravelston, which controls HI, 600
                                 Class A Common Shares directly, 9,600 Class A
                                 Common Shares indirectly via Conrad Black
                                 Capital Corporation, 50 Class A Common Shares indirectly via son, and 500 Class A Common
                                 Shares indirectly via spouse. CMB disclaims beneficial ownership of his son's and spouse's securities and this report shall not be deemed an admission that he is a beneficial owner of such securities for purposes of Section 16 or for any other purpose.

     (iv)    For Amiel.          23,892,138 Class A Common Shares via spouse's
                                 control over Ravelston, 500 Class A Common
                                 Shares directly, 9,600 Class A Common Shares indirectly via spouse's control over Conrad
                                 Black capital corporation, 50 Class A Common
                                 Shares indirectly via spouse's son, and 600
                                 Class A Common Shares indirectly via spouse.
                                 Amiel disclaims beneficial ownership of her spouse's and her spouse's son's securities and this report shall not be deemed an admission that he is a beneficial owner of such securities for purposes of Section 16 or for any other purpose.

(5)  (i)     For HI:             Directly.

     (ii)    For Ravelston:      Indirectly, via its control of HI.

     (iii)   For CMB:            Directly and indirectly, via his control of
                                 Ravelston, which controls HI.

     (iv)    For Amiel:          Directly and indirectly via her spouse, CMB,
                                 and his control of Ravelston, which controls
                                 HI.

(6)  Immediately.

(7)  Class A Common Stock of the Issuer.

(8)  497,910

(9) The Series II Shares were originally issued in 1997 and 1998 in exchange for Equity Units of Hollinger Inc. and for Series I Non-Voting Preference Shares of Hollinger Inc., respectively, at a stated value of [Cdn.] $10.00 per share.

(10) (i)     For HI:             12,021,887 Series II Shares remain outstanding,
                                 resulting in a put equivalent position with respect to 5,530,068 Class A Common Shares.

     (ii)    For Ravelston:      66,693 Series II Shares directly, resulting in
                                 a call equivalent position with respect to 30,679 Class A Common Shares. Via its control of HI, Ravelston indirectly beneficially owns
                                 HI's position in the Series II Shares.

     (iii)   For CMB:            1,611,039 Series II Shares directly, resulting
                                 in a call equivalent position with respect to 741,077 Class A Common Shares. Via his control of Ravelston (and its control of HI), CMB indirectly beneficially owns Ravelston's and
                                 HI's positions in the Series II Shares.

     (iv)    For Amiel:          Amiel disclaims beneficial ownership of CMB's
                                 securities and this report shall not be deemed an admission that she is a beneficial owner of such securities for purposes of Section 16 or for any other purpose.